EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-4 No. 333-56024) and related Prospectus of Cornerstone Realty Income Trust, Inc. for the registration of 25,224,314 shares of its common stock and to the incorporation by reference therein of our report dated January 27, 2000 (except Note 10, as to which the date is February 21, 2000), with respect to the consolidated financial statements of Cornerstone Realty Income Trust, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1999 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                     Ernst & Young LLP

Richmond, VA
March 6, 2001